Exhibit 10.18

George Kaufman Director Investment Banking	Chardan Capital Markets, LLC 17 State Street Suite 1600 New York, NY 10004 Tel: 646 465 9015 Fax: 646 465 9039

May 21, 2012

Mount Knowledge Holdings, Inc.
39555 Orchard Hill Place

Suite 600

Novi, MI 48375
Phone: 248-893-4538
Fax:  248-671-0580

Attn:

James D. Beatty

Chief Executive Officer

Re: Private Placement and M&A Advisory

Dear Mr. Beatty,

This letter (the “Letter”) will confirm our understanding that the company known to us as Mount Knowledge Holdings, Inc. (the “Company”) has engaged (the “Engagement”) Chardan Capital Markets, LLC (“Chardan” or “Placement Agent”) to act as the Company’s investment banking and financial advisor in connection with one or several Transactions (as defined below) and/or Financings (as defined below) on the terms and conditions in this letter agreement (the “Agreement”).  The specific terms and conditions of the Transactions and Financings shall be determined by good faith negotiations between the Company and the other prospective parties thereto.

For purposes of this Agreement, “Financing” shall mean any offering of the Company’s debt and/or common stock, including securities convertible into or exercisable for shares of the Company’s common stock, received or to be received by the Company and in which Chardan serves as the Company’s placement agent pursuant to a written placement agent agreement to be entered into between the Company and Chardan prior to the commencement of such Financing.  The parties hereto agree that the initial Financing, and is expected to provide gross proceeds to the Company of between $1,300,000 and $3,000,000 and later Financing, which is expected to occur within six months post the merger, and is expected to provide gross proceeds to the Company of between $5,000,000 and $8,000,000.

For purposes of this agreement, the term “Transaction” or “Transactions” shall include any investment in or purchase (whether in one or a series of transactions) of the assets or the capital stock of an Introduced Target (as defined below) through any proposed merger, consolidation, joint venture or other business/strategic combination with or involving the Company and the Introduced Target or any event which results in the acquisition by the Company of control of or a material interest in an Introduced Target or of all or a substantial amount of the assets thereof or any other form of transaction which results in the effective acquisition of the principal business and operations of an Introduced Target.

Section 1.

Scope of Engagement and Services.  In connection with this Engagement, Chardan shall, as appropriate:

(a)

familiarize itself to the extent appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company in order to, among other things, analyze the potential contributions of such business, operations and facilities to the Company’s future operating results, it being understood that Chardan shall be entitled, in the course of such familiarization, to rely upon publicly available information and such other information as may be supplied by the Company, without independent investigation;

(b)

advise and assist the Company in negotiating the terms and conditions of the Financing and any Transaction;

(c)

introduce the Company to potential investors through a meeting, correspondence or conference call with appropriate officers of the Company (“Introduced Parties”).  For purposes of this Agreement, “Introduced Parties” shall include any third parties introduced to the Company by an Introduced Party;

(d)

introduce the Company to potential acquisition candidates through a meeting, correspondence or conference call with appropriate officers of the Company (“Introduced Targets”);

(e)

advise and assist management in preparing for presentations to investors, lenders and/or other financial sources, including the development of the best strategy for demonstrating the experience of management and the scope of such experience; and

(f)

perform such other financial advisory services as Chardan and the Company may from time to time agree upon.

Section 2.

Compensation.

(a)

Merger Fees.  In connection with advisory services related to the Merger with a Transaction the Company shall pay to Chardan:

i.

 An “Introduction Fee” of 125,000 shares of the Company’s common stock upon execution of this Agreement; and

ii.

An “M&A Fee” of four percent (4.0%) of the Aggregate Value (as defined below) of the Transaction immediately paid by the Company to Chardan at the closing of the Transaction; however, if such transaction occurs through multiple closings, then pro rata portion of such fees shall be paid upon each closing

The “Aggregate Value” of the acquisition shall equal the value of all consideration, whether cash, cash equivalents, stock, notes and other securities, contractual arrangements or other property (including contingent consideration), paid or to be paid to the Company and/or its security holders, directly or indirectly, for or with respect to its assets, plus (i) the value of any non-trade liabilities including indebtedness for money borrowed and associated accrued interest, capital leases and preferred stock obligations of the Company remaining on Company’s financial statements at the closing of the acquisition or directly or indirectly assumed, retired or defeased in connection with the acquisition, (ii) the aggregate amounts payable under any (a) stock appreciation rights plan, (b) employee severance, noncompetition or retention packages, (c) pension liabilities and guarantees, and/or (d) consulting, licensing or supply arrangements, in each case (a) through (d) to the extent entered into in contemplation of the acquisition and/or directly or indirectly assumed, retired or defeased in connection with the acquisition, (iii) any extraordinary tax or other liability that is created as a result of the acquisition and directly or indirectly assumed by the M&A Counterparty, retired or defeased in connection with the acquisition (e.g., a built-in gain created by a tax election), (iv) the value of employee stock options, warrants and other securities convertible or exercisable into common shares of the Company, assumed by the M&A Counterparty (v) all professional fees payable by the Counterparty and/or its security holders in a acquisition which are directly paid to the Company on behalf of the Company and/or its security holders, and (vi) the aggregate amount of any dividends or other distributions declared by the Company after the date hereof, other than normal quarterly cash dividends.

(b)

Financing Fee.  In the event a Financing is consummated during the term of this Agreement, the Company will pay to Chardan an aggregate fee (the “Financing Fee”) as stated below.  All such Financing Fees shall be immediately paid by the Company to Chardan at the closing of the Financing, however, if such Financing occurs through multiple closings, then a pro rata portion of such fees shall be paid upon each closing.

i.

The Company shall pay to Chardan a cash fee equal to eight percent (8.0%) of the aggregate sales price of securities sold in the Financing to Introduced Parties.

ii.

The Company shall issue to Chardan or its designee five-year warrants (“Agent Warrants”) to purchase that number of shares of the Company’s common stock equal to an aggregate of eight percent (8.0%) of the number of shares of the Company’s common stock underlying the securities sold to Introduced Parties in the Financing.  The Agent Warrants shall be exercisable for a period of five years from the date of issuance and shall be exercisable at the price per share at which the Company’s common stock is sold to the investors or at which the securities sold to the investors are convertible into common stock of the Company in the Financing.  The Agent Warrants shall contain terms, including, without limitation, provisions for cashless exercise, as are normal and customary for warrants of this type.  The shares of common stock underlying the Agent Warrants shall be registered in a registration statement registering the Company’s common stock (or shares of the Company’s common stock underlying warrants or other securities exercisable for or convertible into shares of the Company’s common stock) issued to investors in the Financing.

(b)

Transaction Fee.  In connection with advisory services related to the Transaction consummated during the term of this Agreement, the Company shall pay to Chardan $25,000 upon the closing of such Transaction.

(c)

Ongoing Advisory Fee.  In connection with ongoing advisory services post-closing of the Transaction consummated during the term of this Agreement, the Company shall pay to Chardan a monthly fee equal to $4,000 payable on or before the first day of each month post-closing of such Transaction.

(g)

If the Transaction or Financing is not consummated prior to the expiration or termination of this Agreement, Chardan shall be entitled to the full Fees set forth in Section 2 with respect to any securities of the Company sold to any Introduced Party within twelve (12) months of the expiration or termination of this Agreement.

Section 3.

Indemnification. The Company agrees to indemnify Chardan in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 4.

Expenses.    The Company shall reimburse Chardan for all of its actual and agreed-upon out-of-pocket expenses, including but not limited to reasonable and documented travel fees, incurred in connection with the Engagement, whether or not the Financing or Transaction is completed, subject to prior approval from the Company of any expense greater than $1000 and presentation of appropriate documentation evidencing such out-of-pocket expenses.   Chardan shall, on a monthly basis, provide a written report of such expenses incurred.  Fees and expenses of legal counsel or other professional services retained by Chardan shall be the responsibility of Chardan.  Chardan will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any Financing or Transaction.  It also is understood that Chardan will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company (it being understood by the parties that Chardan, and not the Company, shall be responsible for the payment of any fees, if any, due and owing to any Selected Dealers (as defined below) it engages).

Section 5.

Chardan’s and the Company’s Relationships with Others. The Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement.  Nothing contained herein, other than Chardan’s obligations relating to the Company’s Confidential Material as provided in Section 7 hereof, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 6.

Selected Dealers.  Chardan shall have the right to engage additional broker-dealers (“Selected Dealers”), upon the Company’s prior written consent, in connection with a  Financing which shall not be unreasonably withheld, who are licensed members of FINRA and registered as broker dealers with the Securities and Exchange Commission.  Such Selected Dealers may be engaged by Chardan pursuant to selected dealer agreements and shall receive a portion of the Financing Fee (but no additional fee from the Company) pursuant to such agreements.  Chardan shall ensure that its actions and the actions of any Selected Dealer comply with applicable securities laws and do not cause the Company to be unable to rely upon any exemption from securities registration in connection with the Financing or Transaction.

Section 7.

Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan or any of its affiliates without the prior written consent of the Company.  In the event Chardan or any of its affiliates is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision.  If following such written notice to the Company the event the Company fails to obtain a protective order or the Company provides a written waiver to Chardan waiving the provisions of this Section 7 with respect to the disclosure of such Confidential Material, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any such Confidential Material, Chardan may do so.

Section 8.

Limitation Upon the Use of Advice and Services.

(a)

No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan.

(b)

The Company hereby acknowledges that Chardan, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace.  Any decision by Chardan to make a market in any of the Company’s securities shall be based solely on the independent judgment of Chardan’s management, employees, and agents.

(c)

Use of Chardan’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan’s names in advance of publication by the Company.

Section 9.

Public Announcements.  The Company agrees that Chardan may place announcements or advertisements or otherwise publicize Chardan’s role hereunder subject to an advanced approval in writing, by the Company, of such publication and to any applicable law, including the US and the Israeli securities regulations.  The Company further agrees to include reference to Chardan and Chardan’s role in the Financing or Transaction in the press releases regarding the Financing or Transaction (the “Press Releases”).  Chardan shall have the right to review and approve the Press Releases prior to publication, Chardan’s approval not unreasonably withheld.

Section 10.

No Finders or Other Brokers.  The Company represents that this Agreement does not conflict with any other finder or broker agreement entered into by Company, and that if another person or entity is entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with any transactions contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to Chardan hereunder.

Section 11.

Registration Rights; Legal Opinion.  The Company shall provide registration rights to the investors on customary terms for transactions of this nature to be negotiated.  In addition, the Company agrees that Chardan may rely upon, and are a third party beneficiary of, the representations and warranties, legal opinion and applicable covenants, set forth in any agreements with investors in the Financing.

Section 12.

Representations and Warranties.

(a)

The Company represents, warrants and covenants as follows:

i.

All information and any disclosure materials made available to Chardan for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  To the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable.

ii.

The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action of the Company and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, note lease or other instrument to which the Company is bound, or to which any property or assets of the Company are subject.

(b)

Chardan represents, warrants and covenants to the Company as follows:

i.

Chardan is, and at all times during the term of this Agreement, duly registered under the Securities Exchange Act of 1934, as amended, as a broker-dealer and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and shall comply with all applicable federal and state laws and the rules and regulations of FINRA.

ii.

During the term of this Agreement, Chardan will use its commercially reasonable efforts to perform its services hereunder and Chardan will not make any representations on behalf of the Company other than those authorized by the Company.

iii.

The execution, delivery and performance of this Agreement by Chardan and the consummation of the transactions contemplated by this Agreement have been duly authorized by  all necessary corporate action of Chardan and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Chardan or any of its affiliates pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which Chardan or any of its affiliates is bound, or to which any property or assets of Chardan or any of its affiliates are subject.

Section 12.

Right of First Refusal.  Upon closing of the Transaction, the Company will grant Chardan a twelve (12) month right of first refusal to act as a lead placement agent on any future private placement of the Company’s securities in which the Company elects to engage a placement agent or as a lead managing underwriter on any public offering of the Company’s securities on the same terms as stated above in Section 2(a).  It is understood that if, during the twelve (12) month period following the consummation of a Successful Financing, a third party broker-dealer provides the Company with written terms with respect to a future securities offering (“Written Offering Terms”) that the Company desires to accept, the Company shall promptly present the Written Offering Terms to Chardan.  Chardan shall have five (5) business days from its receipt of the Written Offering Terms in which to determine whether or not to accept such offer and, if Chardan declines such offer or fail to respond within such five day period, then the Company shall have the right to proceed with such financing with another placement agent or underwriter upon substantially the same terms and conditions as the Written Offering Terms.

Section 13.

Information; Cooperation.  The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company, the Financing and the Transaction which Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel.  Chardan shall not, and shall cause any of its selected dealers not to, deliver to any prospective investors any disclosure materials or other information concerning the Company, unless the Company has previously consented in writing to the distribution of such disclosure materials or information.

Section 14.

Miscellaneous.

(a)

Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: 39555 Orchard Hill Place Suite 600 Novi, MI 48375, or if to Chardan, addressed to them at: 17 State Street, Suite 1600, New York, NY 10004. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)

This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.

(c)

This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.  Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

(d)

There is no relationship of partnership, agency, employment, franchise or joint venture between the parties.  No party has the authority to bind the other or incur any obligation on the other’s behalf.

(e)

The Company hereby acknowledges that Chardan is not a fiduciary of the Company.  Chardan makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future.

(f)

This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(g)

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 15.

Termination.  The term (the “Term”) of this Agreement shall commence on the date hereof and shall end on the later of the final closing of the Financing or Transaction; provided however that this Agreement can be terminated prior to such time as follows: (i) thirty (30) days after receipt of written notice of termination from either party for any reason; or (ii) immediately by either party upon written notice of termination to the other party (the “Non-Terminating Party) for Cause (as defined below).  “Cause” means the bad faith, willful misconduct or gross negligence of the Non-Terminating Party or a material breach of this Agreement by the Non-Terminating Party.

In the event of any termination of this Agreement prior to the expiration of the Term, this Agreement shall become null and void, except for indemnity obligations of all parties hereunder, reimbursement for Placement Agent expenses incurred up to the date of such termination in accordance with Section 4 hereunder and fees that may become due to Chardan under Sections 2 or 12 hereunder.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 15 or upon expiration of this Agreement, the sections headed “Confidential Information,” “Indemnification,” “Miscellaneous,” “Expenses” and the “Tail” provisions set forth under Section 2(g) will survive.

Signature page follows

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement along with a share certificate of the Company’s common stock in the amount of 125,000 shares.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

/s/ George Kaufman

By:

______________________________

George Kaufman

Director Investment Banking

Agreed to and Accepted as of the date above

MOUNT KNOWLEDGE HOLDINGS, INC.

/s/ James D. Beatty

By:

______________________________

Mr. James D. Beatty
Chief Executive Officer

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (Placement Agent and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part  and the performance by Chardan of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.   Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agent’s bad faith or gross negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Placement Agent pursuant to, or the performance by Placement Agent of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agents’ bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Placement Agents, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Placement Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Placement Agent of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Placement Agent under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Chardan under the engagement letter of which this Annex A is a part.

Promptly after receipt by Placement Agent or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Chardan or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding.  In the event the Company shall be obligated under this Indemnification Annex to indemnify Chardan and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

.

The Company agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Chardan or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Placement Agent and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding ..

If Chardan or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Chardan for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Placement Agent’s services thereunder.